As filed with the Securities and Exchange Commission on July 16, 2026

Registration No. 333-183031

Registration No. 333-219509

Registration No. 333-285453

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-183031

FORM S-8 REGISTRATION STATEMENT NO. 333-219509

FORM S-8 REGISTRATION STATEMENT NO. 333-285453

UNDER

THE SECURITIES ACT OF 1933

CHART INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	34-1712937
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8665 New Trails Drive

Suite 100

The Woodlands, Texas 77381

(770) 721-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Amended and Restated 2009 Omnibus Equity Plan

2017 Omnibus Equity Plan

2024 Omnibus Equity Plan

(Full title of the plans)

Herbert G. Hotchkiss

Vice President, General Counsel and Secretary

8665 New Trails Drive

Suite 100

The Woodlands, Texas 77381

(770) 721-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Chart Industries, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (Registration No. 333-183031) filed with the SEC on August 2, 2012, registering 2,100,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Registrant’s Amended and Restated 2009 Omnibus Equity Plan;

•

Registration Statement on Form S-8 (Registration No. 333-219509) filed with the SEC on July 27, 2017, registering 1,700,000 shares of Common Stock issuable pursuant to the Registrant’s 2017 Omnibus Equity Plan; and

•

Registration Statement on Form S-8 (Registration No. 333-285453) filed with the SEC on February 28, 2025, registering 1,600,000 shares of Common Stock issuable pursuant to the Registrant’s 2024 Omnibus Equity Plan.

Pursuant to the terms of the Agreement and Plan of Merger, dated as of July  28, 2025 (the “Merger Agreement”), by and among the Registrant, Baker Hughes Company, a Delaware corporation (“Baker Hughes”), and Tango Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Baker Hughes (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of Baker Hughes.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offers and sales of its securities registered pursuant to the Registration Statements. Accordingly, in accordance with the undertakings made by the Registrant in the Registration Statements, the Registrant is filing these Post-Effective Amendments to remove from registration any and all of its securities registered under the Registration Statements, including shares of Common Stock, that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the applicable Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in The Woodlands Township, State of Texas, on this 16th day of July, 2026.

Chart Industries, Inc.

By:	/s/ John Harrell
Authorized Signatory

No other person is required to sign the Post-Effective Amendments in reliance on Rule 478 under the Securities Act of 1933, as amended.